Registration Statement No.  33-60566

As filed with the Securities and Exchange Commission on March 27, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                        POST EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                           NORTHERN EMPIRE BANCSHARES
                         (Exact name of registrant as specified in its charter)

                              California 94-2830529
                (State or other jurisdiction of (I.R.S. Employer
                                  incorporation or organization) Identification
                                                        Number)
                                801 Fourth Street
                          Santa Rosa, California 95404
                                 (707) 579-2265
                             (Address, including zip code, and telephone number,
                                         including area code, of registrant's
                          principal executive offices)


Deborah A. Meekins                                         with copies to:
President and Chief Executive Officer
Sonoma National Bank                                       Lyman G. Lea
801 Fourth Street                                          Joan L. Grant
Santa Rosa, California  95404                          c/o Haines, Brydon & Lea
(707) 579-2265                                      235 Pine Street, Suite 1300
(Name, address, including zip code, and          San Francisco, California 94104
telephone number, including area code,               Telephone:  (415) 981-1050
of agent for service)

Approximate   date  of   commencement  of  the  proposed  sale  to  the  public:
N/A-Offering has commenced.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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



PROSPECTUS
                           NORTHERN EMPIRE BANCSHARES
                                801 Fourth Street
                          Santa Rosa, California 95404
                                 (707) 579-2265

                 96,568 Shares (1) of Common Stock, no par value

                             offered pursuant to the
                  NORTHERN EMPIRE BANCSHARES STOCK OPTION PLAN

         This prospectus covers 96,568 shares of common stock, no par value, of Northern Empire Bancshares (the "Corporation") which have been offered, are being offered or may from time to time be offered pursuant to the Northern Empire Bancshares Stock Option Plan, as amended (the "Plan"). Each option is subject to the terms, conditions and restrictions set forth in the Plan and the option agreement between the individual optionee and the Corporation. Options have been granted to directors and employees of Northern Empire Bancshares and/or its subsidiary, Sonoma National Bank of Santa Rosa, California (the "Bank").

THIS PROSPECTUS MUST BE ACCOMPANIED BY A COPY OF THE CORPORATION'S LATEST ANNUAL REPORT ON FORM 10-KSB. THAT REPORT PROVIDES INFORMATION REGARDING THE CORPORATION, THE COMMON STOCK AND THE MARKET FOR THE COMMON STOCK, AND THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CORPORATION, AND INCLUDES FINANCIAL STATEMENTS FOR THE CORPORATION. OPTIONEES SHOULD REVIEW THAT REPORT, ALONG WITH THIS PROSPECTUS, CAREFULLY, BEFORE DETERMINING WHETHER TO EXERCISE THEIR OPTIONS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS MAY NOT BE USED IN CONNECTION WITH THE RESALE BY OPTIONEES OF COMMON STOCK OF THE CORPORATION ACQUIRED PURSUANT TO THE PLAN.

THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS.  SEE "RISK
FACTORS".

No person has been authorized to give any information or to make any representations in connection with the offer contained in this Prospectus which are not expressed herein, and, if given or made, such other information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.


                                                              Underwriting                       Proceeds to
                                                              discounts and                      issuer or
                           Price to public(2)                 commissions(3)                     other persons

Per share                  $6.01                              -0-                                $6.01
Total                      $579,961                           -0-                                $579,961


(1) Options to purchase 96,568 shares are outstanding under the Plan. The number of shares underlying outstanding options are adjusted by the Board of Directors to reflect stock dividends declared. All numbers of shares and option exercise prices throughout this prospectus have been adjusted for stock dividends.

(2) Under the Plan, the exercise price of each option equals the fair market value of the Corporation's common stock on the date the option is granted. The exercise price for each option is specified in the

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



         Option Agreement for such option. The actual exercise prices range from $4.10 to $7.01 per share, with $6.01 per share being the average exercise price.

(3) This offering is being made pursuant to the Plan and is not underwritten. However, the Corporation is bearing certain expenses in connection with this registration, which are currently estimated to be $6,000 per year, consisting of legal, accounting and registration fees. (End of Footnotes)

                     The Date of this Prospectus is April    , 1997.


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





                              AVAILABLE INFORMATION

The Corporation files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room located at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Corporation's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov.).

The Corporation has filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Corporation with the Commission have been incorporated in this Prospectus by reference. For further information with respect to the Corporation and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

                           INCORPORATION BY REFERENCE

The Corporation's Annual Report on Form 10-KSB filed pursuant to Section 13 of the Securities Exchange Act of 1934, for the fiscal year ended December 31, 1996 is hereby incorporated by reference into this Prospectus.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any amendment or supplement hereto, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

On request the Corporation will furnish, without charge, to each person to whom this Prospectus is delivered, copies of any document incorporated by reference in this Prospectus (not including exhibits, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Oral or written requests for copies should be directed to Deborah
A. Meekins, President and Chief Executive Officer, Sonoma National Bank, 801 Fourth Street, Santa Rosa, California 95404, Telephone: (707) 579-2265.

                       ANNUAL REPORTS TO SECURITY HOLDERS

The Corporation provides and will continue to provide its shareholders with an annual report not later than 120 days after the close of its fiscal year. Such report contains a consolidated balance sheet as of the end of the fiscal year and an income statement and statement of cash flow for such fiscal year. The annual report contains financial information that has been examined and reported upon, with an opinion expressed by, independent certified public accountants. The Corporation also provides its shareholders with other periodic reports containing unaudited financial information. The Form 10-KSB annual report of the Corporation will be available to shareholders within 90 days after the end of its fiscal year.

                           FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" as defined in section 27A of the Securities Act of 1993, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, which includes statements such as projections, plans and objectives and assumptions about the future, and such forward looking statements are subject to the safe harbor created by these sections. Many factors could cause the actual results, amounts or events to differ materially from those the Corporation expects to achieve or occur, such as changes in competition, market interest rates, economic conditions and regulations.
Although the Corporation has based its plans and projections on certain assumptions, there can be no assurances that its assumptions will be correct, or that its plans and projections can be achieved.



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





                               PROSPECTUS SUMMARY

The following summary sets forth, in an abbreviated manner, information selected from this Prospectus and is qualified in its entirety by the information in the remainder of this prospectus. Optionees are urged to read the entire Prospectus carefully before deciding to exercise a stock option.

The Corporation

Northern Empire Bancshares is a bank holding company headquartered in Santa Rosa, California and parent of Sonoma National Bank (the "Bank") of Santa Rosa, California. The Bank was organized as a national banking association on March 27, 1984, and commenced operations on January 25, 1985. It currently has three banking offices: the main office is located at 801 Fourth Street, in the central business district of Santa Rosa, a branch office is located in the Oakmont area of Santa Rosa, approximately 5 miles east of the main office, and a branch office is located in the Windsor Safeway Supermarket, approximately 5 miles north of the main office. The Bank engages in the general commercial banking business. It accepts checking and savings deposits, offers money market deposit accounts and certificates of deposit, makes secured and unsecured commercial and other installment and term loans, real estate loans and SBA loans and offers other customary banking services. See, "The Corporation, Business of the Bank."

The Bank's primary market area and the source of most of its loan and deposit business is Sonoma County, California.

The Corporation had total assets of $224,793,000 as of December 31, 1996, including net loans of $165,681,000. Total deposits at December 31, 1996 were $209,235,000 and shareholders' equity was $14,338,000. The Corporation reported net income of $2,306,000 for the year ended December 31, 1996, as compared to income of $1,720,000 for the year ended December 31, 1995. See, "Management's Discussion and Analysis of Financial Condition or Plan of Operation."

The Offering

The Offering                        Northern Empire Bancshares Stock Option Plan

Securities Offered Pursuant
to Plan                             96,568 shares of common stock, no par value

Eligible Participants               Directors and employees of the Corporation
                                    and/or any of its subsidiaries

Exercise Price                      The  exercise  price of an  option is
                                    specified   in   the    optionee's    Option
                                    Agreement. Under the Plan, the exercise price may not be less than the fair market value of the Corporation's common stock on the date the option was granted.

Exercise of Options                 Written  notice must be given to
                                    the Corporation stating the number of shares with respect to which the option is being exercised, and the date the shares should be delivered (which must be at least 15, but not more than 30, days from the date of the notice).

                                   - Page 1 -

                                  RISK FACTORS

Lack of Dividends. In the ten years since it commenced business, the Corporation has paid cash dividends to its shareholders in 1995, 1994, 1993, 1992, and 1991, paid a 5% stock dividend in 1996, 1995 and 1994, has declared a 5% stock dividend in February 1997 and has had one stock split in 1989. There can be no assurance that dividends will be declared in the foreseeable future. The Corporation's ability to pay dividends is subject to the limitations of the California General Corporation Law. At present, the Corporation's primary source of income is dividends from its subsidiary, the Bank and the ability of the Bank to pay dividends to the Corporation is subject to legal limitations.

Competition, Economic Conditions and Government Regulation. The Corporation and the Bank operate in an increasingly competitive financial and banking environment and compete with a number of other commercial banks, savings and loan associations, money market funds, credit unions and other financial institutions, many of which have substantially greater financial resources. There is no assurance that the Corporation will continue to be able to compete successfully.

The Bank is significantly affected by general economic and political conditions, and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, interest rates, short money supply, scarce natural resources, and other factors are beyond the Corporation's control and may adversely affect its profitability. These changes could negatively impact the Bank's profitability and growth of its loan portfolio.

The Corporation is subject to extensive governmental supervision, regulation and control, and there can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Corporation in particular.

Lack of Trading Market. There is currently a limited trading market for the Corporation's common stock. The number of shares traded as reported by Hoefer & Arnet, a market maker for the Corporation, in the months of October, November and December 1996 was 25,600, 93,400 and 46,000 shares, respectively, equaling 1.8%, 6.4% and 3.1% of the Corporation's outstanding common stock. It is not possible to predict the trading volume that will occur at any time in the future.

Capital Adequacy. The Corporation and the Bank are both considered "well-capitalized" under federal capital adequacy guidelines at this time. As a result, the Corporation and the Bank benefit in various ways, including a low deposit insurance premium, exemptions from some regulatory restrictions such as the brokered deposit restrictions and increased ability to engage in new activities. However, if the Corporation grows more quickly than its retained earnings grow, or if it suffers losses, so that its capital to asset ratios decline, the Corporation and the Bank will lose these benefits unless they can raise capital. Although the Corporation believes that it could raise capital if necessary, there can be no assurances that it would not affect the market for the common stock, or that the Corporation would not incur significant costs in such a transaction.

SBA Lending Programs. A substantial part of the Bank's loan business consists of loans guaranteed in part under one of the Small Business Administration's (SBA) loan programs. These programs are subject to revisions based upon political conditions. Also, a number of other lenders, including banks and other types of business lenders, compete with the Bank for this business. Many other lenders are Preferred Lenders like the Bank. There can be no assurance that the Bank will continue to make a substantial number and amount of SBA loans, or that such loan business will continue to be profitable.

                                   - Page 2 -

                             DESCRIPTION OF THE PLAN

General Plan Information

The Northern Empire Bancshares Stock Option Plan (the "Plan") was adopted by the Board of Directors of the Corporation on February 26, 1984, and approved by the shareholders at the 1985 annual shareholders' meeting. Amendment No. 1 to the Plan, which increased the number of shares for which options could be granted to 311,380 from 244,014 and amended other restrictions and provisions in the Plan to comply with the requirement for "incentive stock options" under the Tax Reform Act of 1986, was adopted by the Board of Directors on May 16, 1989 and approved by the shareholders at the 1989 annual shareholders' meeting. Amendment No. 2 to the Plan, which permits the Board of Directors to extend the options of employees or directors upon termination of employment or service as a directors for up to six (6) months following such termination, was approved by the Board on October 16, 1990. The approval of the shareholders was not required for Amendment No. 2.

The purpose of the Plan was to provide a means whereby directors and employees of the Corporation and/or the Bank may be given an opportunity to purchase shares of the Corporation's common stock. The Plan was intended to advance the interests of the Corporation and the Bank by encouraging stock ownership on the part of key employees, by enabling the Corporation and the Bank to secure and retain the services of highly qualified persons as directors and employees, by providing such directors and employees with an additional incentive to make every effort to enhance the success of the Corporation and the Bank and by providing a means whereby directors may be compensated for significant contributions to the success of the Corporation and the Bank.

The Plan provided for the grant of both non-qualified options and options which are intended to qualify as "incentive stock options" as defined in
Section 422 of the Internal Revenue Code (the "Code"). See, "Federal Tax Consequences."

Term of the Plan and Amendments

Options could be granted under the Plan until February 26, 1994. The Plan could have been modified, amended or terminated earlier by the vote of the holders of a majority of the Corporation's outstanding common shares or by the
Corporation's Board of Directors. However, without the approval of the shareholders as provided above, the Board could not have (a) increase (other than pursuant to the adjustment provisions referred to below) the maximum number of shares as to which options may be granted under the Plan; (b) decrease the minimum exercise price provided by the Plan; (c) extend the term of the Plan or the maximum term of the options granted under it; (d) decrease, directly or indirectly (by cancellation and substitution of options or otherwise), the exercise price applicable to any option granted under the Plan; or (e) withdraw the administration of the Plan from the Board or a committee of the Board.

Administration

The Plan is administered by the Corporation's Board of Directors. The Board had the authority to determine the individual employees and directors who will receive options, the number of shares to be covered by such options and the timing of the grants, and to interpret the Plan. In making any determination as to participants to whom options may be granted and the number of shares to be covered by such options, the Board took into account the duties of the respective participants, their present and potential contributions to the success of the Corporation and the Bank, and such other factors as the Board deemed relevant in connection with accomplishing the purposes of the Plan.

The individual directors are elected by the shareholders of the Corporation at each annual shareholders' meeting. At each such meeting the directors are elected for the following year and until their successors are elected and qualified. A director of a California corporation may be removed by the vote of the shareholders, by the Board if the director is declared of unsound mind by a court or convicted of a felony or by a Superior Court action requested in a suit brought by shareholders holding at least 10% of the outstanding stock, in the case of fraudulent or dishonest acts or gross abuse of authority or discretion. Also, because the Corporation is a bank holding company, directors may be removed by the Federal Reserve Board in the event of certain misconduct.

Eligibility

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



Options could be granted under the Plan to any director and/or employee of the Corporation or its subsidiaries. As to options granted as "incentive stock options", the aggregate fair market value (determined as of the date an option is granted) of the shares as to which such options first become exercisable by an optionee) may not exceed $100,000 during any calendar year.

At February 26, 1994, approximately 70 directors and employees were eligible to receive options under the Plan, and 23 such eligible individuals had been granted options.

Nothing in the Plan confers on any director or employee any right to continue in the employment of the Corporation or affects the terms and provisions of any agreement between an employee and the Corporation. Furthermore, options granted under the Plan confer no rights as a shareholder of the Corporation until validly exercised.

Number of Shares Available

Subject to certain adjustment provisions described below, the Plan provides that options may be granted to participants by the Corporation from time to time until February 26, 1994 for an aggregate of 333,498 shares of the Corporation's common stock (as adjusted for stock dividends and the like). Certain information regarding the common stock is provided below under "Description of Common Stock."

At March 4, 1997, 233,430 shares of common stock had been purchased pursuant to the exercise of options granted under the Plan, and 96,568 shares were subject to options granted under the Plan. When the Plan expired on February 26, 1994, there were 200 shares available under the Plan for options that had not been granted and since then 3,300 options for shares have expired. Options may no longer be granted under the Plan. The 5% stock dividends declared in 1997 and 5% stock dividends distributed in 1996, 1995 and 1994 resulted in 22,118 additional shares subject to option.

Term of Options and Determination of Exercise Price

The option price to be paid upon exercise of an option may not be less than the fair market value of the shares of the Corporation's common stock on the date the option was granted. The fair market value of the Corporation's common stock could be established by the Board by use of any reasonable valuation method, taking into consideration prices at which shares of the Corporation have recently traded, the number of shares traded and other relevant factors as determined by the Board.

The Plan also provides that no option may be granted to any participant who owns stock possessing more than 10% of the total combined voting power of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the Corporation's common stock on the date the option is granted, and no "incentive stock option" may be granted to any such participant unless the exercise term of such option does not exceed five years.

Each option granted under the Plan must expire not more than 10 years from the date the option is granted.

Assignment of Option Rights

No incentive stock option is assignable or transferable except by will or the laws of descent and distribution. Options that are not incentive stock options may be assigned by the optionee to a member of the optionee's immediate family and may thereafter be exercised by such transferee or assignee to the extent exercisable by the optionee immediately prior to such transfer or assignment. During the lifetime of an optionee, an option is exercisable only by him or her, except in the case of a non-incentive stock option, which can be exercised by such transferees as are permitted above. In the event of any attachment, execution or similar process on an option, the Corporation will notify the optionee and allow the optionee a reasonable time (but not to exceed 60 days) to obtain a release of the option from such process. If the optionee does not obtain a release, the Corporation may terminate the option.

Exercise Of Options

Each option may be exercised upon the terms and conditions provided by the Stock Option Agreement by which the option was granted.


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



Options may be exercised by written notice to the Corporation stating the number of shares with respect to which the option is being exercised, and the time of delivery thereof, which shall be not less than 15 and not more than 30 days after the notice is given. At the time specified in the notice, the Corporation shall deliver to the optionee a certificate for such shares and the optionee shall deliver payment in full, in cash or by certified or official bank check, for the shares. The Corporation may delay the time of delivery as required for it with reasonable diligence to comply with any applicable legal requirements. If the optionee fails to accept delivery of or pay for all or part of the number of shares for which the option is being exercised, the right to exercise the option shall be terminated.

Termination of Employment or Service as a Director

Except as stated below with respect to termination of employment or service as a director "for cause," in the event that an optionee's employment or service as a director is terminated by failure to be re-elected or otherwise, his or her option shall terminate immediately; provided, however, that the optionee shall have the right to exercise the option within three months from the date of such termination to the extent he or she was entitled to exercise the same immediately prior to termination, with certain exceptions in the case of disability or death. The Board of Directors may extend the three month exercise period for up to three additional months, such that an optionee may have up to six months following termination to exercise an option.

If an employee-optionee's employment is terminated for cause, including willful breach of duty by the employee or habitual neglect of duty, the right to exercise any option shall immediately and automatically terminate; provided, however, that the Board may, in its sole and absolute discretion, prior to the expiration of thirty days after the date of said termination, reinstate the option as set forth below.

If a director-optionee's service as a director is terminated pursuant to Section 302 of the California General Corporation Law (with respect to removal for cause), pursuant to Section 304 of the California General Corporation Law (with respect to removal by shareholders' suit in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the Corporation), or if the Comptroller of the Currency or other supervisory authority shall exercise its cease and desist power to remove a director from office, the right to exercise any option shall immediately and automatically terminate; provided, however, that the Board may, in its sole and absolute discretion, prior to the expiration of thirty days after the date of said termination, reinstate such option as set forth below.

If the Board determines that an optionee's option is to be reinstated as provided above, written notice of such determination shall be sent to the optionee, at his or her last known address. Upon receipt of such written notice, the optionee shall have the right to exercise the option, to the extent that he or she was entitled to exercise the same immediately prior to termination, at any time during the period from receipt of such written notice to a day three months from the date of termination.

Additional Terms

In the event that the outstanding shares of common stock of the Corporation are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, dividend payable in common stock, acquisition, or the like, appropriate adjustment will be made by the Board in the number and kind of shares for the purchase of which options may be granted under the Plan. In these cases, the Board will also make appropriate adjustment in the number and kind of shares as to which outstanding options will be exercisable, so that any participant's proportionate interest in the Corporation by reason of rights under any unexercised portions of such option shall be maintained. Such adjustment in outstanding options will be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share.

In the event of a dissolution or liquidation of the Corporation or a merger, consolidation, acquisition or other reorganization in which the Corporation is not the surviving or resulting corporation, the Board of Directors has the power to cause the termination of every outstanding option; provided, however, that in all events the optionee will have the right, immediately prior to such dissolution, liquidation, merger, consolidation, acquisition or other reorganization in which the Corporation is not the surviving or resulting corporation, to exercise his or her option and purchase shares subject thereto, to the extent of any unexercised portion of the option, without regard to any installment provision in the option agreement, provided that in all events the option is otherwise exercisable in accordance with the terms and conditions of the Plan.

                                   - Page 5 -

Additional Information

For additional information about the Plan and the administrators of the Plan, participants should contact Deborah A. Meekins, President and Chief Executive Officer, Sonoma National Bank, 801 Fourth Street, Santa Rosa, California, 95404, telephone: (707) 579-2265

Miscellaneous

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 or qualified under Section 401(a) of the Code.





                                   - Page 6 -

                            FEDERAL TAX CONSEQUENCES

The Plan provides for the grant of both non-qualified options and options which are intended to qualify as "incentive stock options" as defined in Section 422 of the Code. The Code provides that no income is recognized from the grant of an incentive stock option or, as long as certain requirements are met, from the exercise of an incentive stock option by the optionee. If the requirements are not met, ordinary income will be recognized at the time of exercise. On the sale of stock acquired through the exercise of an option, long-term or short-term capital gain will be recognized, depending upon how long the stock was held. Under the current tax laws, capital gains are presently taxed at rates that are slightly less than ordinary income rates. The employer is not allowed a business expense deduction with respect to an incentive stock option unless income is recognized by the optionee.

Generally, the grant of an option which does not qualify as an incentive stock option (a "non-qualified option") does not constitute ordinary income to the optionee, unless the option has a readily ascertainable fair market value. When a non-qualified option is exercised, the optionee recognizes income in an amount equal to the difference between the option price and the value of the stock at the time of exercise. The employer is allowed a business expense deduction equal to the amount included in the optionee's income in the employer's corresponding tax year.

In the event of a merger or acquisition involving the Corporation or the Bank in which the Corporation or the Bank is not the surviving corporation, the vesting of outstanding options is accelerated under the Plan. The acceleration of vesting may be considered a "parachute payment" to the participant by the Corporation. If the value of a participant's options to which the acceleration applies exceeds three times that participant's annual base salary, as determined under the Code, that participant will be subject to an excise tax on the amount that is considered an "excess parachute payment."

Because of the complexities of the Internal Revenue Code, it is recommended that an optionee obtain tax counseling from his or her tax advisor in connection with the exercise of an option granted under the Plan and the sale of any common stock acquired upon the exercise of an option. In particular, an optionee who has substantial income is advised to obtain tax counseling, since the exercise of an incentive stock option may constitute a tax preference item for purposes of computing the alternative minimum tax.


                             RESALE OF COMMON STOCK

Each option agreement contains an agreement by the optionee that he or she will promptly notify the Corporation in writing of any sale, transfer, or other disposition of any shares acquired upon the exercise of an option, if the sale, transfer or other disposition occurs within two years from the date the option was granted or within one year from the date of exercise.

Resale of shares acquired on the exercise of a stock options must be made in compliance with applicable Federal and state securities laws, including the antifraud provisions and the prohibitions against trading on inside information. Employees who are not "affiliates" of the Corporation, as defined in the Securities and Exchange Commission's Rule 405 under the Securities Act of 1933 (the "1933 Act") and who acquire shares of common stock through the exercise of options granted under the Plan, may reoffer and resell such shares without further registration and without limitation as to holding period or number of shares to be sold.

Affiliates of the Corporation, as defined in Rule 405, are limited in their ability to sell stock of the Corporation. Affiliates are generally defined to be persons who, directly or indirectly, control the management and policies of the Corporation or are controlled or under common control with the Corporation or other affiliates. Such persons generally include all executive officers, directors, holders of 10% or more of the Corporation's common stock, and those persons' affiliates, as defined by law or regulations. Affiliates may reoffer or resell shares of the Corporation's common stock acquired by them through the exercise of options granted under the Plan pursuant to either Rule 144 promulgated under the 1933 Act or an effective reoffer prospectus in accordance with the rules and regulations of the 1933 Act.

There are a number of requirements applicable to resales by affiliates under Rule 144. Sales must be conducted through a broker or market maker and a report of sale must be filed with the Securities and Exchange Commission ("SEC"). The number of shares that an affiliate may sell under Rule 144, plus all other sales within the last three months, is limited to the greater of (i) one percent of the corporation's

                                   - Page 7 -
outstanding shares or (ii) the average weekly volume of trading in the Corporation's stock during the four weeks immediately preceding the sale, as reported on NASDAQ.

The alternative to Rule 144 is to register the offer with the SEC, pursuant to a reoffer prospectus. The SEC's rules and regulations require that the affiliate desiring to reoffer or resell such securities be named in the reoffer prospectus and state the number of shares he or she desires to have registered.


                                 USE OF PROCEEDS


This offering was made for the purpose of providing incentive compensation to directors and officers of the Corporation and the Bank. The Corporation intends to use the proceeds from the offering, if any, for general corporate purposes.




                                   - Page 8 -

                           DESCRIPTION OF COMMON STOCK

Authorized Shares - General

The authorized capital stock of the Corporation consists of 20,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. Each share of common stock has the same rights, preferences and privileges as every other share of common stock. The common stock has no conversion or redemption rights or sinking funds provisions. Subject to the preferences of any shares of preferred stock that may be issued in the future, holders of the common stock are entitled to participate in such dividends as may be declared by the Board out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Corporation, are entitled to share ratably in all assets remaining after the payment of liabilities. Shares of the common stock are not subject to assessment under the applicable law.

The  transfer   agent  and  registrar  for  the  common  stock  is   ChaseMellon
Shareholders Services, L.L.C., San Francisco.

Voting Rights

Each share of common stock is entitled to one vote on any issue requiring a vote and holders of the common stock have the right to cumulate votes in elections of directors, as described below.

California law provides that a shareholder of a California corporation, or his proxy, may cumulate votes in elections for directors, that is, each shareholder has a number of votes equal to the number of shares owned by him, multiplied by the number of directors to be elected, and he may cumulate such votes for a single candidate or distribute such votes among as many candidates as he deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been properly placed in nomination prior to the voting and only if the shareholder has given notice at the meeting, prior to the voting, of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate votes for candidates in nomination.

The Corporation's Articles of Incorporation generally may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of the Corporation, unless the vote of the holders of a greater amount of stock is required by law.

Nominations of Directors

The Corporation's Bylaws provide that nominations for directors by shareholders may be made, provided that certain informational requirements concerning the identities of the nominating shareholder and the nominee are complied with in advance of the meeting. The written nomination must include the following information: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of voting shares that will be voted for each proposed nominee, (d) the name and residence address of the nominating shareholder, and (e) the number of shares of voting stock of the corporation owned by the nominating shareholder. This provision is intended to provide advance notice to management of any effort to effect an election contest or a change in control of the Board of Directors.

Directors' Duty of Care and Liability

The Corporation's Articles of Incorporation eliminate the personal liability of directors to the Corporation and its stockholders for monetary damages to the extent permitted by California law. The articles do not eliminate the duty of care; only liability for monetary damage awards based upon a breach of that duty. Under the articles, a director is not personally liable for monetary damages for an action based on a claim that he did not meet this standard of care.

A director does remain personally liable for: (i) intentional misconduct or culpable violation of law; (ii) acts or omissions believed by the director to be contrary to the best interests of the Corporation or its

                                   - Page 9 -
shareholders, or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the Corporation or its shareholders where the director, in the ordinary course of performing a director's duties, should be aware of a risk of serious injury to the Corporation; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Corporation or its shareholders; (vi) transactions between the Corporation and a director in which a director has a material financial interest; and (vii) liability for improper dividends or other distributions, loans, or guarantees. The Corporation may limit a director's liability only with regard to derivative actions, i.e., actions brought by shareholders on behalf of the Corporation, and not to claims brought by outside parties or to claims by shareholders that are not on behalf of the Corporation. The articles do not interfere with a shareholder's ability to pursue other remedies, such as those provided by federal securities laws, or equitable remedies, such as injunctive relief.

Dividends

The dividend policy of the Corporation is subject to the discretion of the Board of Directors and depends upon a number of factors, including earnings, financial condition, cash needs and general business conditions. In addition, the Board of Directors may declare dividends only out of funds legally available therefor.

California General Corporation Law provides that a corporation may make a distribution if its retained earnings at least equal the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution if, immediately after giving effect to the proposed distribution, it meets both the "quantitative solvency" and the "liquidity" tests, as set forth in the law. In general, the quantitative solvency test requires that the sum of the assets of the corporation equal at least 1-1/4 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities or, if the average of earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, current assets must equal at least 1-1/4 times current liabilities.

The Corporation's primary source of income is the receipt of dividends from its subsidiary bank. The Bank's ability to pay dividends is subject to the restrictions of the national banking laws and, under certain circumstances, the approval of the Comptroller of the Currency.

A national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting for expenses, including losses and bad debts. A national bank is also prohibited from declaring a dividend until its surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank's net profits for the preceding half year, in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods, in the case of an annual dividend, are transferred to the surplus fund each time dividends are declared.

The approval of the Comptroller is required if the total of all dividends declared by a bank in any calendar year will exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock which may be outstanding. Moreover, the Comptroller may prohibit the payment of dividends which would constitute an unsafe and unsound banking practice.

Issuance of Additional Shares

The Corporation has authorized capital stock consisting of 20,000,000 common shares and 10,000,000 shares of preferred stock. Such shares have been authorized in order that the Corporation may, in the future, raise additional capital for growth purposes or to respond to regulatory capital requirements. While the Corporation has no present plans to do so, such shares may be offered without the approval of the then shareholders of the Corporation. Authorized but unissued shares are sometimes used in connection with responses to attempts to acquire control of a corporation. Although the Board of Directors is not aware of and does not anticipate any attempt to acquire control of the Corporation,

                                   - Page 10 -
authorized but unissued shares can be used to respond to such attempts by selling shares to a party who supports existing management or in order to increase the number of shares outstanding, which would both increase the amount of consideration necessary to effect a change in control of the Corporation and dilute the percentage ownership and voting rights of an acquiror that had already acquired some portion of the Corporation's outstanding stock.

Serial Preferred Shares

The Corporation's Articles of Incorporation authorize its Board of Directors to fix one or more series of preferred stock and to determine the dividend rights (including sinking fund provisions for the purchase or redemption of such shares), conversion rights, voting rights, if any, preferences upon liquidation, dissolution or winding up, and the number and designation of shares constituting any such series. If and when shares of serial preferred stock are issued, such stock may or may not have voting or conversion rights, and the holders of such stock may have dividend, liquidation, redemption or other rights that are senior to those of the holders of the Corporation's Common Stock. While the Corporation has no present plans to issue any preferred shares, such shares may be issued in the future without obtaining the approval of the holders of the Common Stock.

Preemptive Rights

Holders of the common stock of the Corporation do not have preemptive rights, that is, any rights to subscribe for additional shares or other securities which the Corporation may issue in the future. Therefore, future shares of the Corporation's common stock or other securities may be offered to the investing public or to shareholders, at the discretion of the Corporation's Board of Directors, and such securities may have rights that are senior to those of the holders of Common Stock.



                                   - Page 11 -

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The State of California adopted legislation, effective September 27, 1987, (the "Legislation"), which amended the California General Corporation Law to permit limitation of liability of directors and indemnification of directors, officers and other agents to a greater extent than permitted under prior California law. The Legislation permits a California corporation to include a provision in its articles of incorporation allowing the corporation to include in its bylaws, and in agreements between the corporation and its directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law.

In response to the Legislation, the Board of Directors and shareholders previously approved amendments to the Corporation's Articles of Incorporation and the Board of Directors approved amendments to the Corporation's Bylaws, which limit the personal liability of directors for monetary damages for a breach of such directors' fiduciary duty of care and allow the Corporation to expand the scope of its indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Corporation and the Bank have entered into Indemnification Agreements with the directors of the Corporation and the Bank (the "Indemnification Agreements").

Indemnification Under State Statutes and Bylaws

The Corporation is subject to the California General Corporation Law, which provides a detailed statutory framework covering indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the corporation. Such law provides that indemnification against expenses actually and reasonably incurred in connection with any such proceeding shall be made to any such person who has been successful "on the merits" in the defense of any such proceeding, but does not require indemnification in any other circumstance. The law provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The law further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The law permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the California General Corporation Law, as amended by the Legislation, provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses. The Articles and Bylaws of the Corporation implement the applicable statutory framework to provide for indemnification of directors, officers and other corporate agents.

Indemnification Agreements

The Indemnification Agreements provide to the directors the maximum indemnification allowed under applicable law and under the Corporation's Articles of Incorporation and Bylaws. The Indemnification Agreements provide indemnification which expands the scope of indemnification provided by Section 317 of the California General Corporation Law (the "Statute"). It has not yet been determined, however, to what extent the indemnification expressly permitted by Statute may be expanded, and therefore the validity and scope of indemnification provided by the Indemnification Agreements may be subject to future judicial

                                   - Page 12 -
interpretation.

The Indemnification Agreements set forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in the Statute, including the following:

         1. The Indemnification Agreements establish a standard of conduct that the person to be indemnified must have acted "in a manner such person did not believe to be contrary to the best interests of the corporation."

         2. The Indemnification Agreements establish the presumption that the indemnified party has met the applicable standard of conduct required for indemnification. In addition, an arbitrator may make the determination that indemnification is proper in any arbitration proceeding in which such determination is pending.

         3. The Indemnification Agreements provide that litigation expenses shall be advanced to an indemnified party at his request provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         4. The Indemnification Agreements explicitly provide that in a derivative suit the indemnified party will be entitled to indemnification against amounts paid in settlement, to the fullest extent permitted by law, where the indemnified party meets the applicable standard of conduct. The enforceability of the provisions in the Indemnification Agreements providing for settlement payments in derivative suits has not been judicially interpreted by the courts and may be subject to public policy limitations. The Board of Directors has not sought a legal opinion as to the enforceability of these provisions because of the lack of judicial interpretation of the Legislation to date.

         5. In the event the Corporation does not pay a requested indemnification amount, the
                  Indemnification Agreements allow the indemnified party to contest this determination by petitioning a court to make an independent determination of whether such party is entitled to indemnification under the Indemnification Agreements.
                  In the event of such a contest, the
                  burden of providing that the indemnified party did not meet the applicable standard of conduct will be on the Corporation. If the Corporation fails to establish that the applicable standard of conduct has not been met, the indemnified party will be entitled to indemnification, which will include reimbursement for expenses incurred by the indemnified party in such contest in establishing the right to indemnification.

         6. The Indemnification Agreements explicitly provide for partial indemnification of costs and expenses in the event that an indemnified party is not entitled to full indemnification under the terms of the Indemnification Agreements.

         7. The Indemnification Agreements automatically incorporate future changes in the laws which increase the protection available to the indemnitee. Such changes will apply to the Corporation without further shareholder approval and may further impair shareholders' rights or subject the corporation's assets to risk of loss in the event of large indemnification claims. Each Indemnification Agreement constitutes a binding, legal obligation of the Corporation, and may not be amended without the consent of the individual who is protected by such indemnification Agreement.

         8. The Indemnification Agreements explicitly provide that actions by an indemnified party serving at the request of the Corporation as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise, owned or controlled by the Corporation, shall be covered by the indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                                   - Page 13 -

                                  LEGAL MATTERS

Certain legal matters in connection with the shares of common stock offered pursuant to the Plan have been passed upon for the Corporation by Haines, Brydon & Lea, A Law Corporation, 235 Pine Street, Suite 1300, San Francisco, California 94104.

                                     EXPERTS

The consolidated financial statements for the fiscal year ended December 31, 1996 and 1995, included in this registration statement, have been included herein in reliance on Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.


                                   - Page 14 -

                                     PART II

Item 14.          Other Expenses of Issuance and Distribution.

         The SEC filing fee for filing this Registration Statement was approximately $600. Legal fees incurred in connection with this offering are estimated to be $4,000, accounting fees are estimated to be $2,000 and no transfer agent fees are expected.

Item 15.          Indemnification of Directors and Officers.

The statutory and other arrangements for indemnification of directors of the Registrant are described in full in the prospectus under the heading "Indemnification for Securities Act Liabilities." Indemnification of officers and other controlling persons may be made under the provisions of the Registrant's Articles, Bylaws and Indemnification Agreements or pursuant to California law.

Article SEVEN of the Registrant's Articles of Incorporation provides that the Registrant is authorized to indemnify its directors, officers, employees and other agents as follows:

         SEVEN:            INDEMNIFICATION OF AGENTS

         The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the Corporations Code with respect to breach of duty to the Corporation and its shareholders.

Article VI of the Registrant's Bylaws provides for indemnification of directors, officers, employees and other "agents" of the corporation as follows:

                                   ARTICLE VI

                                 Indemnification

         Section 1. Extent of Indemnification. The Corporation shall have the power to indemnify agents (as defined in Section 317 of the California Corporations Code), including directors, officers and employees, in accordance with the provisions of Section 317 or as otherwise permitted under the Corporation's Articles of Incorporation.

         Section 2. Expense Advancement. Expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be identified.

         Section 3. Insurance The Corporation may purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code.

The  provisions  of  the  California   General   Corporation   Law  relating  to
indemnification of directors, officers, employees and other agents of a corporation, as presently in effect, are set forth in Sections 204 and 317, copies of which are included in this Registration Statement as Exhibit 28.1.



                                   - Page i -

Item 16.          Exhibits.

         4 Stock Option Plan, including amendments to date, and forms of Stock Option Agreements (incorporated by reference from
                  Exhibit 10.1 of the Registrant's Registration Statement of Form S-2, SEC File No. 33-51906, on September 11, 1992)

         5        Opinion of Haines, Brydon & Lea, a law corporation
                  (previously filed)

         23.1 Consent of Haines, Brydon & Lea, a law corporation (previously filed)

         23.2     Consent of Coopers & Lybrand L.L.P.

         24       Power of Attorney (previously filed)

         24.1     Supplemental Power of Attorney (previously filed)

         24.2     Supplemental Power of Attorney

         99 Sections 204 and 317 of the California General Corporation Law, with respect to indemnification (previously filed)

         99.1 Amended section 317 of the California General Corporation Law, with respect to indemnification





                                   - Page ii -

Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by section 10
(a) (3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution (2) for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 18.          Financial Statements and Schedules.

         Not Applicable.



                                  - Page iii -

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 27, 1997.


NORTHERN EMPIRE BANCSHARES


*
By___________________________________
 James B. Keegan, Jr.
 President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated:


        *                                       Date: March 27, 1997
Dennis R. Hunter
Chairman of the Board of Directors
        *                                       Date: March 27, 1997
James B. Keegan, Jr.
President/Director
        *                                       Date: March 27, 1997
Patrick R. Gallaher,
Chief Accounting Officer/Director
        *                                       Date: March 27, 1997
Robert V. Pauley,
Secretary and Treasurer/Director
        *                                       Date: Marck 27, 1997
William P. Gallaher,
Director
                                                Date: March 26, 1997
/s/Clement C. Carinalli
Clement C. Carinalli
Director
         *                                      Date: March 27, 1997
William E. Geary,
Director




-------------------------------------
   * By  Joan L. Grant, Attorney-in-Fact
         Power of Attorney filed

           Exhibit Index

23.2  Consent of Coopers & Lybrand L.L.P.
24.2  Supplemental Power of Attorney
99.1 Amended Section 314 of the California General Corporations Law, with respect to indemnification